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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  January 31, 1999



                          MICROTEL INTERNATIONAL, INC.
                          ----------------------------
             (Exact Name of Registrant as Specified in Its Charter)



              Delaware                 1-10346                  77-0226211
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(State or other jurisdiction of   (Commission File            (IRS Employer)
incorporation or organization)         Number)              Identification No.)




4290 East Brickell Street, Ontario, California                     91761
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(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code:  (909) 456-4321



          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER.

ACQUISITION OF SHARES OF DIGITAL TRANSMISSION SYSTEMS, INC.

     MicroTel International, Inc. (the "Company") announced that on January 31, 1999 the Company acquired approximately 1.7 million shares (the "Digital Shares") of the then outstanding common stock of Digital Transmission Systems, Inc ("DTS"), which shares represent approximately 43% of the outstanding shares of DTS, from the single shareholder thereof (the "Digital Shareholder") in exchange for 1 million shares of the Company's restricted common stock. The Digital Shares were acquired pursuant to the exercise by the Company of a stock option granted to it by the Digital Shareholder. The Company's Press Release announcing the acquisition is attached as Exhibit A.


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                                     EXHIBIT A


                                (BW)(MICROTEL)(MCTL)
                        Business Editors & High Tech Writers

     MICROTEL (MCTL) ACQUIRES 43% OF DIGITAL TRANSMISSION SYSTEMS, INC. (DTSX)

Acquisition Expands MicroTel's Presence into Wireless Telecommunications Market

ONTARIO, CALIFORNIA February 2, 1999 - MicroTel International Inc. (NASDAQ Small
Cap: MCTL) today announced it has acquired 43% of the outstanding common stock of Digital Transmission Systems, Inc. (OTC-BB DTSX) ("DTS") in a private transaction in exchange for one million restricted shares of MicroTel common stock. In conjunction with the MicroTel acquisition, DTS is finalizing the sale of its wholly-owned SouthTech, Inc. subsidiary, which has accounted for DTS' operating losses in recent periods. Following the disposal of its loss operation, DTS is expected to operate profitably and its earnings are anticipated to be accretive to MicroTel's per share earnings in 1999. DTS projects calendar 1999 revenues to be approximately $12 million.

The acquisition by MicroTel and the SouthTech, Inc. sale will enable DTS to restructure its existing $4 million subordinated debt in three steps: (1) the purchaser of SouthTech, Inc. will assume $1 million of existing subordinated debt; (2) $1 million of subordinated debt, plus accrued interest thereon, will be converted into convertible preferred stock with no dividend requirement; and,
(3) the terms of the remaining $2 million of subordinated debt will be altered to include both a lower interest rate and more favorable repayment terms over the next five years.

Founded in 1990 and headquartered near Atlanta, Ga., DTS designs, manufactures and markets electronic products used to build, access and monitor high-speed telecommunications networks worldwide. The company's primary customers include domestic and international wireless service providers, telephone service providers and private wireless network users. DTS's products include the FLEXT1-Registered Trademark- (domestic) and FLEXE1-TM- (international) integrated network access product lines, the microFLEX cross connect switch product line and FLEXSentry-TM- network control and management systems.

The existing management of DTS is expected to remain in place and Andres C. Salazar will continue as President and Chief Executive Officer. Carmine T. Oliva, Chairman and CEO of MircoTel is expected to become Chairman of DTS.


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Commenting on the transaction, Carmine T. Oliva stated "The opportunity to become a significant shareholder in DTS and to participate with them in joint sales and marketing, production and engineering programs is what drew us to this opportunity." Andy Salazar commented "We believe this new relationship with MicroTel will result in their substantial and continued support for our efforts to improve operating results."

MicroTel International, Inc. is a holding company for its three wholly owned subsidiaries - CXR Telcom Corporation in Fremont, CA; CXR, S.A. in Paris, France and XIT Corporation in Ontario, CA. CXR Telcom Corporation and CXR, S.A. design, manufacture and market electronic telecommunication test instruments, voice and data transmission and networking equipment. XIT Corporation designs, manufactures and markets information technology products, including input and display components, subsystem assemblies, power supplies, hybrid microelectronic and other circuits. MicroTel operates out of facilities in the U.S., France, England and Japan.

For further information please consult MicroTel's investor Website at http://www.microtelinternational.com.

For more information about DTS and its products, call 1-800-FLEX-DTS (1-800-353-9387) or visit the corporate Web site at http://www.dtsx.com.

THE STATEMENTS IN THIS PRESS RELEASE RELATING TO MATTERS THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES INCLUDING, WITHOUT LIMITATION, ECONOMIC AND COMPETITIVE CONDITIONS IN THE MARKETS SERVED BY THE COMPANY AFFECTING THE DEMAND FOR THE COMPANY'S PRODUCTS, PRODUCT PRICING, MARKET ACCEPTANCE, ACCESS TO DISTRIBUTION CHANNELS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS. THESE RISKS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR DESCRIBED HEREIN.
             #                        #                          #

     CONTACT:
     MicroTel International, Inc. - James P. Butler, 909/391-4321 (VP Finance,
     CFO)
     H. L. Lanzet, Inc. - Herbert or Dee Dee Lanzet, 212/687-0061


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                                     SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   MICROTEL INTERNATIONAL, INC.


                                   By: /s/ James P. Butler
                                      --------------------------------
                                       James P. Butler
                                       Chief Financial Officer


Date: February 11, 1999